Exhibit 99.1

INmune Bio Announces Submission of Phase 2 MINDFuL Trial Results in Alzheimer’s Disease to npj Dementia, a Nature Portfolio Journal

Boca Raton, FL, Sept. 29, 2025 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB), a clinical-stage inflammation and immunology company, today announces the submission of a manuscript detailing the results of its Phase 2 MINDFuL trial. The manuscript, titled, “XPro1595, a Selective Soluble TNF Neutralizer, in Early Alzheimer’s Disease with Inflammation (ADi): Results from the Phase 2 MINDFuL Trial,” has been submitted for peer review to npj Dementia, a Nature Portfolio journal.

The detailed manuscript provides a comprehensive analysis of the trial, which evaluated the safety and efficacy of XPro™ in patients with early Alzheimer’s disease and biological signs of inflammation. While the study did not meet its primary endpoint in the overall population, the findings reveal a promising signal in a prespecified subgroup of patients with both amyloid pathology and a high inflammatory burden, defined by two or more biomarkers of inflammation, referred to as the ADi population. A pre-print of the article can be found by clicking here or following this link: https://www.medrxiv.org/content/10.1101/2025.09.24.25336496v1

“The publication of the MINDFuL trial results with the scientific community highlight the potential therapeutic value of our XPro platform. We are encouraged by the trial results of the subgroup analysis, in addition to the demonstrated strong safety profile, which we believe favorably positions XPro™ for clinical trial advancement,” said CJ Barnum, VP of Neuroscience at INmune Bio.

Key findings within the biomarker-enriched ADi population include:

●	XPro™ demonstrated consistent positive trends across cognitive, neuropsychiatric, and biological endpoints, which suggests that targeting neuroinflammation by selectively neutralizing soluble TNF may offer benefits for a specific subset of individuals living with Alzheimer’s disease, supporting continued development of XPro™ as a precision medicine approach for this patient group

●	Complete absence of amyloid-related imaging abnormalities (ARIA), a serious side effect commonly associated with amyloid-targeting therapies. This favorable safety profile was observed in a high-risk patient population, including significant numbers of APOE4 carriers, patients receiving anticoagulant medications, and individuals with multiple cerebral microbleeds. This distinguishes XPro™ from other treatments and suggests its potential for broader use, including in combination therapies

“Data in the subgroup analysis strongly suggests XPro™ will benefit the trial’s target patient population while also providing a strong rationale for our upcoming end-of-Phase 2 discussions with regulatory authorities, including the FDA, EMA, and MHRA,” stated David Moss, CEO of INmune Bio. “We anticipate receiving regulatory feedback from the FDA in the first quarter of 2026.”

For more information about the Phase 2 Alzheimer’s MINDFuL trial or to access the preprint, visit medRxiv.org.

About XPro™

XPro™ (also referred to as “XPro1595”) is a next-generation inhibitor of tumor necrosis factor (TNF) that is currently in clinical trial and acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could have potential substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: the Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. The second program, CORDStrom™, is a proprietary pooled, allogeneic, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa. The third program, INKmune®, is designed to prime a patient’s natural killer cells to eliminate minimal residual disease in patients with cancer and is currently in a trial in metastatic castration-resistance prostate cancer. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including the results of the Phase 2 MINDFuL trial, the timing of key milestones, future plans or expectations for the treatment of diseases, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDstrom™, XPro1595 (XPro™, pegipanermin), and INKmune®™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss

Chief Executive Officer

(858) 964-3720

info@inmunebio.com

Daniel Carlson

Head of Investor Relations

(415) 509-4590

dcarlson@inmunebio.com